Exhibit 99.5

NOTICE OF WITHDRAWAL

To Withdraw

SHARES OF COMMON STOCK OF THE PROCTER & GAMBLE COMPANY

Pursuant to the

OFFER TO EXCHANGE

All Shares of Common Stock of

THE WIMBLE COMPANY

which are owned by The Procter & Gamble Company

and will be converted into Shares of Common Stock of

DIAMOND FOODS, INC.

for Shares of Common Stock of The Procter & Gamble Company

Pursuant to the Prospectus, dated                     , 2011

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on                     , 2011, unless the offer is extended or earlier terminated. Such date or, if the offer is extended, the date to which the offer is extended is referred to in this document as the “Expiration Date.” Shares of common stock of The Procter & Gamble Company tendered pursuant to the exchange offer may be withdrawn at any time at or prior to the expiration of the exchange offer.

The undersigned acknowledges receipt of the Prospectus dated                     , 2011, in connection with the offer by The Procter & Gamble Company (“P&G”) to exchange all shares of The Wimble Company common stock, par value $0.01 per share, owned by P&G and which will be automatically converted into the right to receive shares of common stock of Diamond Foods, Inc., par value $0.001 per share, for shares of P&G common stock, without par value, that are validly tendered and not properly withdrawn prior to the expiration of the exchange offer.

Shares of P&G common stock tendered pursuant to the exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date and, unless P&G has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once P&G accepts shares of P&G common stock pursuant to the exchange offer, your tender is irrevocable. This Notice of Withdrawal is to be used only to withdraw tenders of shares of P&G common stock pursuant to the exchange offer. To withdraw a tender, you must deliver this Notice of Withdrawal to the exchange agent (as defined below) at one of its addresses set forth at the end of this Notice of Withdrawal. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights” in the Prospectus. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

If any of the shares of P&G common stock were tendered through The Depository Trust Company, please do not use this form to withdraw such tenders; use The Depository Trust Company form of withdrawal instead.

REQUEST FOR WITHDRAWAL

If certificate(s) for shares of P&G common stock have been delivered to Wells Fargo Bank, N.A. (the “exchange agent”), you will not receive certificates in return for any withdrawn shares. All certificates presented to the exchange agent will have been deposited into (1) the DRS if the tendering shareholder account is not enrolled in the SIP or (2) the SIP if the tendering shareholder account is enrolled in the SIP.

The undersigned has identified below the shares of P&G common stock that it is withdrawing from the exchange offer:

Number of shares of P&G common stock to be withdrawn (indicate a specific share amount if you wish to do a partial withdrawal or indicate “ALL” if you wish to do a complete withdrawal of all shares tendered:	Date such shares were tendered:

Name(s) of the Registered Holder(s):

Address (Including ZIP Code):

Use this form only if you wish to withdraw shares of P&G common stock previously tendered.

Otherwise, please disregard.

SIGNATURES

This Notice of Withdrawal must be signed below by the registered holder(s) of the shares of P&G common stock withdrawn as its or their names appear on the registered shareholder account or on a security position listing or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with the letter of transmittal used to tender such shares. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Name(s) of the Registered Holder(s) if Different:

Signature(s):

Capacity (Full Title):

Dated:

If you wish to withdraw any tendered shares of P&G common stock, you must deliver this Notice of Withdrawal to the exchange agent at:

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:

Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	(Until 5:00 P.M. CT on the
Shareowner Services	Shareowner Services	Expiration Date)
Voluntary Corporate Actions	Voluntary Corporate Actions	Wells Fargo Bank, N.A.
P.O. Box 64854	(866) 734-9952 (fax)	Shareowner Services
St. Paul, Minnesota 55164-0854		Voluntary Corporate Actions
161 North Concord Exchange
South St. Paul, Minnesota 55075

P&G will determine questions as to the validity, form and eligibility (including time of receipt) of any Notice of Withdrawal in its sole discretion, and its determination shall be final and binding. None of P&G, the dealer manager, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any Notice of Withdrawal or will incur any liability for failure to give any such notification.

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